Exhibit 99.1

INNOSPEC REPORTS FOURTH QUARTER AND FULL YEAR 2020 FINANCIAL RESULTS

Continued strong revenue growth and operating income in Performance Chemicals

Further sequential improvement in sales and operating income for Fuel Specialties

Oilfield Services returned to positive operating income

Excellent cash generation enhanced strong liquidity position; Improvement in net cash to $104.7 million

GAAP EPS $0.91 and adjusted non-GAAP EPS of $1.27 for fourth quarter

Englewood, CO – February 16, 2021 – Innospec Inc. (NASDAQ: IOSP) today announced its financial results for the fourth quarter and full year ended December 31, 2020.

Total revenues for the fourth quarter were $310.8 million, a decrease of 20 percent from $390.7 million in the corresponding period last year.

Net income for the quarter was $22.6 million or 91 cents per diluted share compared to $31.1 million or $1.26 per diluted share for the fourth quarter of 2019. EBITDA for the quarter was $40.2 million compared to $55.2 million reported in the same period a year ago.

Results for this quarter include some special items, which are summarized in the table below. Excluding these items, adjusted non-GAAP EPS in the fourth quarter was $1.27 per diluted share, compared to $1.47 per diluted share a year ago.

Innospec generated significant cash from operating activities of $58.2 million before capital expenditures of $8.0 million in the quarter. We closed the year with net cash of $104.7 million, a substantial improvement on our position of $66.0 million at the end of the third quarter. The Company paid its semi-annual dividend of $0.52 per common share in the quarter.

EBITDA, income before income taxes and net income excluding special items, and related per-share amounts, are non-GAAP financial measures that are defined and reconciled with GAAP results herein and in the schedules below.

	Quarter ended December 31, 2020			Quarter ended December 31, 2019
(in millions, except share and per share data)	Income before income taxes	Net income	Per diluted share	Income before income taxes	Net income	Per diluted share
Reported GAAP amounts	$29.1	$22.6	$0.91	$43.3	$31.1	$1.26

Acquisition related costs	4.2	3.3	0.13	—	—	—
Amortization of acquired intangible assets	3.7	3.0	0.12	4.5	3.6	0.15
Foreign currency exchange losses	1.7	1.3	0.05	1.8	1.4	0.06
Legacy costs of closed operations	1.4	1.1	0.04	—	—	—
Restructuring charge	0.2	0.2	0.01	—	—	—
Adjustment of income tax provisions	—	0.2	0.01	—	0.1	—
Change in UK statutory tax rate	—	0.1	—	—	—	—

	11.2	9.2	0.36	6.3	5.1	0.21

Adjusted non-GAAP amounts	$40.3	$31.8	$1.27	$49.6	$36.2	$1.47

For the full year, total revenues of $1.19 billion decreased 21 percent from $1.51 billion in 2019. Net income for 2020 was $28.7 million or $1.16 per diluted share compared to the prior year net income of $112.2 million, or $4.54 per diluted share. EBITDA for the year was $108.9 million down 46 percent from $201.8 million in 2019. Special items decreased net income for the full year by $51.0 million, or $2.06 per diluted share; and in 2019, similar items decreased net income by $16.8 million, or 68 cents per diluted share.

	Year ended December 31, 2020			Year ended December 31, 2019
(in millions, except share and per share data)	Income before income taxes	Net income	Diluted EPS	Income before income taxes	Net income	Diluted EPS
Reported GAAP amounts	$39.7	$28.7	$1.16	$150.4	$112.2	$4.54

Restructuring charge	21.3	17.0	0.69	—	—	—
Impairment of acquired intangible assets	19.8	15.2	0.61	—	—	—
Amortization of acquired intangible assets	16.3	12.9	0.52	18.2	14.4	0.58
Acquisition related costs	4.2	3.3	0.13	—	—	—
Change in UK statutory tax rate	—	2.7	0.11	—	—	—
Legacy costs of closed operations	2.5	2.0	0.08	—	—	—
Foreign currency exchange (gains)/losses	(2.0)	(1.6)	(0.06)	1.8	1.4	0.06
Adjustment of income tax provisions	—	(0.5)	(0.02)	—	1.0	0.04

	62.1	51.0	2.06	20.0	16.8	0.68

Adjusted non-GAAP amounts	$101.8	$79.7	$3.22	$170.4	$129.0	$5.22

Commenting on the fourth quarter results, Patrick S. Williams, President and Chief Executive Officer, said,

“This was a pleasing quarter with all of our businesses contributing to the continued improvement in our results. Sales and operating income increased sequentially across all businesses and once again, cash generation was excellent and added to the strength of our balance sheet.

Performance Chemicals delivered record full year operating income up an impressive 13 percent over 2019. We continue to invest in our strong pipeline of new organic growth opportunities. This quarter we added additional manufacturing capacity and new rail car handling facilities in North Carolina to support growing demand for our industry leading sulfate-free, 1,4-dioxane free surfactants.

In Fuel Specialties, demand for our additives improved as global fuel consumption increased for the second consecutive quarter. Although demand is still below 2019 levels, we believe that the direction of improvement is encouraging. However, we are mindful that COVID-19 related factors such as vaccination rates and the most recent wave of lockdowns in Europe could slow demand levels as we move through 2021.

In Oilfield Services, strong growth across all of our end-markets drove a 34 percent sequential increase in sales for the quarter. Gross margins improved both sequentially and versus the prior year, and we again achieved a significant sequential improvement in operating leverage. We delivered positive operating income versus a $12.4 million loss just two quarters ago.”

Revenues in Fuel Specialties were $138.3 million for the quarter down 8 percent from last year. Volumes were down by 1 percent and there was a negative price/mix effect of 8 percent offsetting a 1 percent positive currency impact. Gross margins of 31.4 percent were at the bottom end of our expected range and down 1.9 percentage points compared to a strong comparative a year ago. Operating income of $25.5 million was down from $28.5 million a year ago. For the full year, revenues were down 12 percent to $512.7 million and operating income was $84.5 million compared to $116.6 million in 2019.

In Performance Chemicals, revenues of $114.6 million were up 8 percent from $106.0 million a year ago as an increase in volumes of 10 percent and a positive currency impact of 4 percent offset an adverse price/mix of 6 percent. Gross margins of 23.8 percent were down 1.6 percentage points on the same quarter in 2019. Operating income was down slightly by 2 percent from last year at $14.6 million. For the full year, revenues of $425.4 million were broadly similar to $428.7 million in 2019 and operating income increased by 13 percent to $54.8 million.

In Oilfield Services, revenues of $57.9 million were down by 52 percent on the fourth quarter of 2019, driven by low levels of customer activity in US completions. Gross margins were 35.1 percent up 2.7 percentage points from 32.4 percent in the prior year. Operating income of $0.2 million was down from $11.8 million in the same quarter last year. For the full year, revenues were $255.0 million down 47 percent from $479.9 million a year ago and this translated into an operating loss of $9.5 million compared to an operating income of $39.7 million in 2019.

Corporate costs for the quarter were $10.7 million, down from $12.6 million recorded a year ago.

The full year effective tax rate was 27.7 percent compared to 25.4 percent in 2019. The adjusted effective tax rate was 23.5 percent compared to 22.6 percent last year as a consequence of the geographical location of taxable profits.

For the quarter, net cash from operations was $58.2 million, similar to a year ago. For the full year, net cash from operations was $145.9 million, compared to $161.6 million during 2019. As at December 31, 2020, Innospec had $105.3 million in cash and cash equivalents, and finance lease debt of $0.6 million, resulting in a net cash position of $104.7 million compared to net cash of $15.6 million a year ago.

Mr. Williams concluded,

“Throughout the pandemic, we have prioritized employee safety while continuing to deliver the innovation and service that our customers value and expect. With our focus on growth, margins, and cash flow, we have executed a significant improvement over the previous two quarters.

Performance Chemicals achieved record full-year operating income with improved margins, while Fuel Specialties and Oilfield Services delivered strong sequential growth from the Q2 low point. The pandemic continues to add uncertainty to the general economic outlook, but as regions reopen and commercial activity increases, we expect that demand for our products will continue to improve in all of our businesses.

Cash flows were excellent in the quarter and full year, and our liquidity position strengthened again in the quarter. We have numerous new, technology-based, organic investment opportunities that have been prioritized for 2021. In parallel, we continue to actively evaluate acquisition opportunities which are primarily focused on expanding our presence in the diverse number of end-markets that we serve in our Performance Chemicals business.

2020 has been an incredible challenge for many companies including Innospec. We have had to deal with the operational challenges of COVID-19 and the extreme volatility of crude oil prices, resulting in market instability. We feel that we have weathered this storm and are well-placed to benefit from markets as they recover in 2021. Our conservative approach and focused strategy has resulted in a very strong balance sheet which we believe ideally positions us for future growth.”

Use of Non-GAAP Financial Measures

The information presented in this press release includes financial measures that are not calculated or presented in accordance with Generally Accepted Accounting Principles in the United States (GAAP). These non-GAAP financial measures comprise EBITDA, income before income taxes excluding special items, net income excluding special items and related per share amounts together with net cash. EBITDA is net income per our consolidated financial statements adjusted for the exclusion of charges for interest expense, net, income taxes, depreciation, impairment and amortization. Income before income taxes, net income and diluted EPS, excluding special items, per our consolidated financial statements are adjusted for the exclusion of restructuring charge, impairment of intangible assets, amortization of acquired intangible assets, acquisition related costs, change in UK statutory tax rate, legacy costs of closed operations, foreign currency exchange (gains)/losses and adjustment of income tax provisions. Net cash is cash and cash equivalents less total debt. Reconciliations of these non-GAAP financial measures to their most directly comparable GAAP financial measures are provided herein and in the schedules below. The Company believes that such non-GAAP financial measures provide useful information to investors and may assist them in evaluating the Company’s underlying performance and identifying operating trends. In addition, these non-GAAP measures address questions the Company routinely receives from analysts and investors and the Company has determined that it is appropriate to make this data available to all investors. While the Company believes that such measures are useful in evaluating the Company’s performance, investors should not consider them to be a substitute for financial measures prepared in accordance with GAAP. In addition, these non-GAAP financial measures may differ from similarly-titled non-GAAP financial measures used by other companies and do not provide a comparable view of the Company’s performance relative to other companies in similar industries. Management uses adjusted EPS (the most directly comparable GAAP financial measure for which is GAAP EPS) and adjusted net income and EBITDA (the most directly comparable GAAP financial measure for which is GAAP net income) to allocate resources and evaluate the performance of the Company’s operations. Management believes the most directly comparable GAAP financial measure is GAAP net income and has provided a reconciliation of EBITDA and net income excluding special items, and related per share amounts, to GAAP net income herein and in the schedules below.

About Innospec Inc.

Innospec Inc. is an international specialty chemicals company with approximately 1900 employees in 24 countries. Innospec manufactures and supplies a wide range of specialty chemicals to markets in the Americas, Europe, the Middle East, Africa and Asia-Pacific. The Fuel Specialties business specializes in manufacturing and supplying fuel additives that improve fuel efficiency, boost engine performance and reduce harmful emissions. Oilfield Services provides specialty chemicals to all elements of the oil and gas exploration and production industry. The Performance Chemicals business creates innovative technology-based solutions for our customers in the Personal Care, Home Care, Agrochemical, Mining and Industrial markets. Octane Additives produced octane improvers to enhance gasoline.

Forward-Looking Statements

This press release contains certain “forward-looking statements” within the meaning of the Private Securities Litigation Reform Act of 1995. All statements other than statements of historical facts included or incorporated herein may constitute forward-looking statements. Such forward-looking statements include statements (covered by words like “expects,” “estimates,” “anticipates,” “may,” “could,” “believes,” “feels,” “plan,” “intend” or similar words or expressions, for example) which relate to earnings, growth potential, operating performance, events or developments that we expect or anticipate will or may occur in the future. Although forward-looking statements are believed by management to be reasonable when made, they are subject to certain risks, uncertainties and assumptions, including, the effects of the COVID-19 pandemic, such as its duration, its unknown long-term economic impact, measures taken by governmental authorities to address it and the manner in which the pandemic may precipitate or exacerbate other risks and/or uncertainties, and our actual performance or results may differ materially from these forward-looking statements. Additional information regarding risks, uncertainties and assumptions relating to Innospec and affecting our business operations and prospects are described in Innospec’s Annual Report on Form 10-K for the year ended December 31, 2019, Innospec’s Quarterly Report on Form 10-Q for the quarter ended September 30, 2020 and other reports filed with the U.S. Securities and Exchange Commission. You are urged to review our discussion of risks and uncertainties that could cause actual results to differ from forward-looking statements under the heading “Risk Factors” in such reports. Innospec undertakes no obligation to publicly update or revise any forward-looking statements, whether as a result of new information, future events or otherwise.

Contacts:

Corbin Barnes

Innospec Inc.

+44-151-355-3611

Corbin.Barnes@innospecinc.com

INNOSPEC INC. AND SUBSIDIARIES

CONDENSED CONSOLIDATED STATEMENTS OF INCOME

Schedule 1

(in millions, except share and per share data)	Three Months Ended December 31		Twelve Months Ended December 31
	2020	2019	2020	2019
Net sales	$310.8	$390.7	$1,193.1	$1,513.3
Cost of goods sold	(219.8)	(272.5)	(850.4)	(1,047.1)

Gross profit	91.0	118.2	342.7	466.2

Operating expenses:
Selling, general and administrative	(54.9)	(66.0)	(237.0)	(280.9)
Research and development	(6.5)	(8.4)	(30.9)	(35.4)
Restructuring charge	(0.2)	—	(21.3)	—
Impairment of intangible assets	—	—	(19.8)	—

Total operating expenses	(61.6)	(74.4)	(309.0)	(316.3)

Operating income	29.4	43.8	33.7	149.9
Other income, net	—	0.2	7.8	5.3
Interest expense, net	(0.3)	(0.7)	(1.8)	(4.8)

Income before income taxes	29.1	43.3	39.7	150.4
Income taxes	(6.5)	(12.2)	(11.0)	(38.2)

Net income	$22.6	$31.1	$28.7	$112.2

Earnings per share:
Basic	$0.92	$1.27	$1.17	$4.58
Diluted	$0.91	$1.26	$1.16	$4.54

Weighted average shares outstanding (in thousands):
Basic	24,586	24,502	24,563	24,482
Diluted	24,763	24,750	24,779	24,728

INNOSPEC INC. AND SUBSIDIARIES

Schedule 2A

SEGMENTAL ANALYSIS OF RESULTS	Three Months Ended December 31		Twelve Months Ended December 31
(in millions)	2020	2019	2020	2019
Net sales:
Fuel Specialties	$138.3	$150.3	$512.7	$583.7
Performance Chemicals	114.6	106.0	425.4	428.7
Oilfield Services	57.9	121.8	255.0	479.9
Octane Additives	—	12.6	—	21.0

	310.8	390.7	1,193.1	1,513.3

Gross profit/(loss):
Fuel Specialties	43.4	50.0	160.3	204.5
Performance Chemicals	27.3	26.9	103.8	100.1
Oilfield Services	20.3	39.5	80.8	159.9
Octane Additives	—	1.8	(2.2)	1.7

	91.0	118.2	342.7	466.2

Operating income/(loss):
Fuel Specialties	25.5	28.5	84.5	116.6
Performance Chemicals	14.6	14.9	54.8	48.7
Oilfield Services	0.2	11.8	(9.5)	39.7
Octane Additives	—	1.2	(2.8)	(0.7)
Corporate costs	(10.7)	(12.6)	(52.2)	(54.4)

	29.6	43.8	74.8	149.9
Restructuring charge	(0.2)	—	(21.3)	—
Impairment of intangible assets	—	—	(19.8)	—

Total operating income	$29.4	$43.8	$33.7	$149.9

Schedule 2B

NON-GAAP MEASURES	Three Months Ended December 31		Twelve Months Ended December 31
(in millions)	2020	2019	2020	2019
Net income	$22.6	$31.1	$28.7	$112.2
Interest expense, net	0.3	0.7	1.8	4.8
Income taxes	6.5	12.2	11.0	38.2
Depreciation and amortization:
Fuel Specialties	1.1	1.0	4.1	3.8
Performance Chemicals	5.3	4.7	20.7	19.3
Oilfield Services	3.2	4.1	15.0	17.2
Octane Additives	—	0.4	0.6	1.3
Corporate costs	1.2	1.0	5.2	5.0
Impairment of intangible assets	—	—	19.8	—
Impairment of tangible assets	—	—	2.0	—

EBITDA	40.2	55.2	108.9	201.8

EBITDA:
Fuel Specialties	26.6	29.5	88.6	120.4
Performance Chemicals	19.9	19.6	75.5	68.0
Oilfield Services	3.4	15.9	5.5	56.9
Octane Additives	—	1.6	(2.2)	0.6
Corporate costs	(9.5)	(11.6)	(47.0)	(49.4)

	40.4	55.0	120.4	196.5
Restructuring excluding impairment of tangible assets	(0.2)	—	(19.3)	—
Other income, net	—	0.2	7.8	5.3

EBITDA	$40.2	$55.2	$108.9	$201.8

EBITDA by segment includes operating income relating to the segments, excluding depreciation and amortization.

Schedule 3

INNOSPEC INC. AND SUBSIDIARIES

CONDENSED CONSOLIDATED BALANCE SHEETS

(in millions)	December 31, 2020	December 31, 2019
Assets
Current assets:
Cash and cash equivalents	$105.3	$75.7
Trade and other accounts receivable	221.4	292.0
Inventories	220.0	244.6
Prepaid expenses	14.9	14.7
Prepaid income taxes	4.2	2.5
Other current assets	0.4	0.8

Total current assets	566.2	630.3

Net property, plant and equipment	210.8	198.7
Goodwill	371.2	363.0
Operating lease right-of-use assets	40.1	32.4
Other intangible assets	75.3	113.5
Deferred tax assets	7.6	9.1
Pension asset	118.0	115.9
Other non-current assets	8.2	5.9

Total assets	$1,397.4	$1,468.8

Liabilities and Stockholders’ Equity
Current liabilities:
Accounts payable	$98.7	$122.0
Accrued liabilities	129.8	154.0
Current portion of finance leases	0.5	1.0
Current portion of plant closure provisions	6.6	5.6
Current portion of accrued income taxes	5.5	10.3
Current portion of operating lease liabilities	11.3	10.6

Total current liabilities	252.4	303.5

Long-term debt	—	58.6
Finance leases, net of current portion	0.1	0.5
Plant closure provisions, net of current portion	51.9	43.7
Accrued income taxes, net of current portion	32.4	36.2
Unrecognized tax benefits	16.0	16.4
Operating lease liabilities, net of current portion	28.9	21.9
Deferred tax liabilities	46.9	49.6
Pension liabilities and post-employment benefits	20.5	17.8
Other non-current liabilities	3.4	1.7
Equity	944.9	918.9

Total liabilities and equity	$1,397.4	$1,468.8

Schedule 4

INNOSPEC INC. AND SUBSIDIARIES

CONDENSED CONSOLIDATED STATEMENTS OF CASH FLOWS

	Twelve Months Ended December 31
(in millions)	2020	2019

Cash Flows from Operating Activities

Net income	$28.7	$112.2
Adjustments to reconcile net income to cash provided by operating activities:
Depreciation and amortization	46.0	47.6
Impairment of intangible assets	19.8	—
Impairment of tangible assets	2.0	—
Deferred taxes	(2.5)	(0.8)
Cash contributions to defined benefit pension plans	—	(0.4)
Non-cash movements on defined benefit pension plans	(4.0)	(6.1)
Stock option compensation	5.8	6.6
Changes in working capital	53.0	4.3
Movements in accrued income taxes	(10.3)	(2.4)
Movements in plant closure provisions	8.5	—
Movements in unrecognized tax benefits	(0.4)	2.5
Movements in other assets and liabilities	(0.7)	(1.9)

Net cash provided by operating activities	145.9	161.6

Cash Flows from Investing Activities

Capital expenditures	(29.7)	(29.9)
Internally developed software	—	(1.1)

Net cash used in investing activities	(29.7)	(31.0)

Cash Flows from Financing Activities

Non-controlling interest	0.1	—
Net repayment of revolving credit facility	(60.0)	(66.0)
Repayment of term loan	—	(82.5)
Repayment of finance leases	(1.1)	(1.7)
Refinancing costs	(0.3)	(1.5)
Dividend paid	(25.6)	(25.0)
Issue of treasury stock	2.2	1.2
Repurchase of common stock	(2.1)	(2.4)

Net cash used in financing activities	(86.8)	(177.9)
Effect of foreign currency exchange rate changes on cash	0.2	(0.1)

Net change in cash and cash equivalents	29.6	(47.4)
Cash and cash equivalents at beginning of year	75.7	123.1

Cash and cash equivalents at end of year	$105.3	$75.7

Amortization of deferred finance costs of $0.4 million (2019 - $1.0 million) are included in depreciation and amortization in the condensed consolidated statements of cash flows and in interest expense, net in the condensed consolidated statements of income.